US$1,000,000,000                                      FILED PURSUANT TO RULE 433

5.300% NOTES DUE 2016                                        FILE NO. 333-117615

                                [citigroup logo]


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Terms and Conditions:
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Issuer:                                      Citigroup Inc.
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Ranking:                                     Senior
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Ratings:                                     Aa1/AA-/AA+ (Moody's / S&P / Fitch)
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Trade Date:                                  December 1, 2005
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Settlement Date:                             December 8, 2005 (T+5 days)
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Maturity:                                    January 7, 2016
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Par Amount:                                  $1,000,000,000
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Yield to Maturity:                           5.307%
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Semi-Annual Coupon:                          5.300%
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Public Offering Price:                       99.940%
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Gross Fee:                                   0.425%
    Management Fee:                          0.0625%
    Underwriting Fee                         0.0625%
    Sales Concession:                        0.3000%
    Re-allowance:                            0.2500%
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Purchase Price:                              99.515%
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Net Proceeds to Citigroup:                   $995,150,000
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Interest Payment Dates:                      Semi-annually on the 7th of each
                                             January and July
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First Coupon:                                July 7, 2006
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Day Count:                                   30/360
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Defeasance                                   Applicable. The provisions of
                                             Sections 11.03 and 11.04 of the
                                             Indenture apply.
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Redemption at issuer option                  Only for tax purposes
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Redemption for tax purposes                  Applicable at issuer option if, as
                                             a result of changes in U.S. tax
                                             law, withholding tax or information
                                             reporting requirements are imposed
                                             on payments on the notes to
                                             non-United States persons.
                                             Redemption as a whole, not in part.
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Sinking fund                                 Not applicable
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Listing:                                     Luxembourg
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Minimum Denomination / Multiples:            $1,000 / $1,000
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
                                                                           Principal Amount Purchased
                                                                           --------------------------
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
Sole Book Manager:                            Citigroup Global Markets Inc.    $839,500,000 (83.95%)
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Senior Co-Lead Managers:                      Barclays Capital Inc.             $22,500,000  (2.25%)
                                              Bear, Stearns & Co. Inc.          $22,500,000  (2.25%)
                                              Goldman, Sachs & Co.              $22,500,000  (2.25%)
                                              Lehman Brothers Inc.              $22,500,000  (2.25%)
                                              Merrill Lynch, Pierce, Fenner &   $22,500,000  (2.25%)
                                              Smith Incorporated
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Co-Lead Managers:                             Blaylock & Partners, L.P.         $10,000,000 (1.00%)
                                              Loop Capital Markets LLC          $10,000,000 (1.00%)
                                              SunTrust Capital Markets, Inc.    $10,000,000 (1.00%)
                                              UBS Securities LLC                $10,000,000 (1.00%)
                                              Jackson Securities, LLC            $8,000,000 (0.80%)
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CUSIP:                                        172967DE8
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ISIN:                                         US172967DE82
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


   Citigroup Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup's registration statement is No. 333-117615. Alternatively, Citigroup, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free in the United States 1-800-248-3580.